CERTIFICATE OF TRUST
                                       OF
                          FIRST INVESTORS EQUITY FUNDS

This Certificate of Trust is being duly executed and filed on behalf of the statutory trust formed hereby by the undersigned, the sole trustee of the Trust, to form a statutory trust pursuant to the Delaware Statutory Trust Act (12 Del.
C. ss. 3801 et seq.).

The undersigned hereby certifies as follows:

                                   ARTICLE I
                                   ---------

The name of the statutory trust formed hereby is:

           "FIRST INVESTORS EQUITY FUNDS" (the "Trust").

                                   ARTICLE II
                                   ----------

The name and business address of a trustee of the Trust is:

           Kathryn S. Head
           c/o First Investors Management Company, Inc.
           95 Wall Street
           New York, NY 10005.

                                  ARTICLE III
                                  -----------

The Trust is, or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. ss.ss. 80a-1 et seq.).

                                   ARTICLE IV
                                   ----------

The address of the registered office of the Trust in the State of Delaware is:

           c/o The Corporation Trust Company
           Corporation Trust Center
           1209 Orange Street
           Wilmington, New Castle County, Delaware 19801.

                                   ARTICLE V
                                   ---------

The address of the registered agent for service of process on the Trust in the State of Delaware is:

           c/o The Corporation Trust Company
           Corporation Trust Center
           1209 Orange Street
           Wilmington, New Castle County, Delaware 19801.

The name of the registered agent at such address is: The Corporation Trust Company.

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                                   ARTICLE VI
                                   ----------

     The Trust Instrument relating to the Trust provides for the issuance of one or more series of shares of beneficial interest in the Trust which series are divisible into any number of classes representing interests in the assets belonging to that series. Separate and distinct records shall be maintained by the Trust for each series and the assets associated solely with any such series shall be held and accounted for separately (directly or indirectly, including through a nominee or otherwise) from the assets of the Trust generally or of any other series. As provided in the Trust Instrument, (i) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series or class shall be enforceable against the assets of such series or class only, and not against the assets of the Trust generally or assets belonging to any other series or class, and (ii) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally that have not been allocated to a specified series or class shall be enforceable against the assets of any other series or class.

                                  ARTICLE VII
                                  -----------

     This Certificate of Trust shall become effective upon filing in the Office of the Secretary of State of Delaware.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Trust as of this 15th day of August 2005.

                                         First Investors Equity Funds


                                         /s/ Kathryn S. Head
                                         ------------------------------------
                                         Name:  Kathryn S. Head
                                         Title:  Trustee